Exhibit 99.1

Zymeworks Highlights 2018 Achievements and Announces 2019 Priorities

Vancouver, Canada (January 6, 2019) – Zymeworks Inc. (NYSE/TSX: ZYME), a clinical-stage biopharmaceutical company developing multifunctional biotherapeutics, today reviewed its key 2018 accomplishments and outlined the Company’s priorities for 2019.
“With our clinical, preclinical, and business development achievements in 2018, along with a robust balance sheet, we believe we are in a strong position to continue delivering on our corporate objectives in 2019 and beyond,” said Ali Tehrani, Ph.D., President and CEO of Zymeworks. “Our priorities include aggressively advancing our clinical and preclinical programs and continuing the development of our therapeutic platforms, which not only underpin our in-house pipeline but have also served as the basis of eight major pharmaceutical partnerships. We remain committed to our mission of creating novel biotherapeutics that allow patients worldwide to return home to their loved ones, disease free.”
2018 Achievements
●	Presented Expanded ZW25 Data, Underscoring its Anti-Tumor Activity and Tolerability
Zymeworks reported clinical results for ZW25, a novel Azymetric™ bispecific HER2‑targeting antibody, at multiple medical meetings. Data continues to demonstrate ZW25’s robust single-agent anti-tumor activity and tolerability in heavily pretreated patients across a variety of HER2-expressing cancers.
●	ZW49 Investigational New Drug (IND) Application Accepted by the FDA
ZW49, Zymeworks’ second clinical candidate, is a novel bispecific HER2-targeting antibody drug conjugate. IND-enabling studies demonstrated promising efficacy and tolerability, suggesting a wide therapeutic window.
●	New Corporate Partnerships Established and Existing Ones Expanded
Zymeworks entered into new collaborations with BeiGene, which includes a licensing agreement in the Asia Pacific region (excluding Japan) for ZW25 and ZW49, and with LEO Pharma, which expands Zymeworks’ pipeline into new disease areas. The Company also expanded its existing collaborations with Daiichi Sankyo and Celgene. Zymeworks currently has eight active collaborations that offer up to US$7.6 billion in potential milestone payments plus royalties.
●	Drug Candidate from First Corporate Partnership Poised to Enter Clinical Studies
Eli Lilly submitted an IND application for one of its bispecific antibodies enabled by Zymeworks’ Azymetric platform resulting in a milestone payment to the Company.
●	Introduced Robust Immune Oncology (IO) Preclinical Pipeline
Zymeworks unveiled a number of IO programs showcasing the versatility of its platform technologies. Leveraging the Azymetric platform, Zymeworks showed how optimizing bispecific geometry and formats can maximize activity, potentially creating new classes of precision therapeutics.
●	Expanded Executive Leadership Team
Tony Polverino, Ph.D., joined Zymeworks as Executive VP of Early Development and CSO. In this newly created role, he oversees the Company’s R&D strategy and advances product candidates from discovery through translational research/early development.

●	Built Strong Balance Sheet
Zymeworks completed a US$97.8 million public financing and added non-dilutive capital from its corporate partnerships totaling US$89 million in 2018.
2019 Corporate Priorities
Zymeworks will focus on achieving the following in 2019:
●	Initiating multiple Phase 2 studies for ZW25
●	Expanding the global clinical development of ZW25 into Asia and Europe
●	Reporting ZW25 data from combination studies (chemotherapy and/or targeted agents)
●	Reporting data from the Phase 1 trial for ZW49
●	Establishing additional drug development collaborations with a focus on new platforms
In addition, Zymeworks expects its pharmaceutical partners to continue nominating new Azymetric bispecific antibody therapeutic candidates for clinical development in 2019.

About Zymeworks Inc.

Zymeworks is a clinical-stage biopharmaceutical company dedicated to the discovery, development, and commercialization of next-generation multifunctional biotherapeutics. Zymeworks’ suite of complementary therapeutic platforms and its fully integrated drug development engine provide the flexibility and compatibility to precisely engineer and develop highly differentiated product candidates. Zymeworks’ lead product candidate, ZW25, is a novel Azymetric™ bispecific antibody currently being evaluated in an adaptive Phase 1 clinical trial. The Company’s second clinical candidate, ZW49, capitalizes on the unique design and antibody framework of ZW25 and is a bispecific antibody-drug conjugate, armed with the Company’s proprietary ZymeLink™ cytotoxic payload. Zymeworks is also advancing a deep pipeline of preclinical product candidates and discovery-stage programs in immune oncology and other therapeutic areas. In addition to Zymeworks’ wholly-owned pipeline, its therapeutic platforms have been further leveraged through multiple strategic partnerships with global biopharmaceutical companies.

Cautionary Note Regarding Forward Looking Statements

This press release includes "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of Canadian securities laws, or collectively, forward-looking statements. Forward-looking statements in this news release include statements that relate to Zymeworks’ anticipated achievement of corporate milestones in 2019, expected clinical results and preclinical data, the nature and progress of Zymeworks’ current and projected corporate partnerships, its strategies for the development of ZW25 and ZW49, and other information that is not historical information. When used herein, words such as “believe”, “may”, “plan”, “will”, “estimate”, “continue”, “anticipate”, “intend”, “expect” and similar expressions are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. All forward-looking statements are based upon Zymeworks’ current expectations and various assumptions, including assumptions regarding anticipated reporting of additional clinical and preclinical data, the efficacy of ZW25, ZW49 and the Azymetric platform and Zymeworks’ ability to enter into new partnership arrangements. Zymeworks believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain. Zymeworks may not realize its expectations, and its beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various factors, including, without limitation, market conditions and the factors described under “Risk Factors” in Zymeworks’ Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2018 (a copy of which may be obtained at www.sec.gov and www.sedar.com). Consequently, forward-looking statements should be regarded solely as Zymeworks’ current plans, estimates and beliefs. You should not place undue reliance on forward-looking statements. Zymeworks cannot guarantee future results, events, levels of activity, performance, or achievements. Zymeworks does not undertake and specifically declines any obligation to update, republish, or revise any forward-looking statements to reflect new information, future events or circumstances, or to reflect the occurrences of unanticipated events, except as may be required by law.

Contacts:

Investors:
Ryan Dercho, Ph.D.
(604) 678-1388
ir@zymeworks.com

Media:
Angela Bitting
(925) 202-6211
a.bitting@comcast.net